Executive Annual Incentive Plan
Fiscal Year 2007 Plan Summary
Plan Name: PLATO Learning FY 2007 Executive Annual Incentive Plan (“the Plan”).
Plan Objectives: The Plan is designed to support the achievement of financial and key strategic goals. The Plan encourages three specific behaviors by PLATO executives:
a.	Increase the focus on financial results.

b.	Reinforce pay and performance philosophy.

c.	Hold executives accountable for their financial plan.
Plan Structure: Eligible employees will be provided an opportunity to earn a percentage of their Target Incentive (expressed as a percent of salary) based on the achievement of financial goals.
Eligibility and Incentive Targets: Employees listed in the table below are eligible to participate in the Plan. Each Participant’s targeted incentive opportunity is expressed as a percent of his/her annual base salary in effect on October 31, 2007.

Incentive
Executive Job Title	Target
President & CEO	75%
Chief Financial Officer	50%
Chief Technology Officer	50%
Sr. Vice President, Operations	35%
Vice President, Product Management	35%
Vice President, Professional Services	35%
Vice President, Human Resources	30%
Vice President, Marketing Communications	30%

The Company reserves the right to determine whether an executive will actually participate in the Plan. Eligible employees will receive a notification letter indicating they are eligible to participate in the Plan.
Effective Date: The plan will be effective for fiscal year beginning November 1, 2006.
Performance Measures: Payment will be based upon a financial objective and adjusted by a payout modifier, which allows the bonus to be increased or decreased up to 20%.

Financial Goal:	EBITDA (Earnings Before Interest, Taxes, Depreciation, & Amortization)

The objective is based on the company’s achievement of the pre-established financial goal. A minimum threshold of 50% of financial achievement is necessary to achieve any payment under the financial component. The following table will be used to determine the actual payment. Straight-line interpolation will be applied to award payouts between achievement thresholds (ie 50%, 100%, 115%, etc) and above minimum financial performance.

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Achievement of	Resulting	Actual Payment %
Financial Goal	EBITDA	of Target Incentive
< 50%	< [X] MM	0%
50%	[X] MM	50%
100%	[X} MM	100%
115%	[X} MM	122.5%
130%	[X} MM	145%
145%	[X} MM	167.5%
175%	[X} MM	225%

Long Term Cash Incentive:

An additional $70,000 for each fiscal year, 2007 & 2008, will be added to the participant’s financial incentive payout if 100% of the 2007 EBITDA goal is achieved. The 2008 Long Term Cash Incentive will be paid at the same time as the 2008 Fiscal Year EIP payment in December 2008. The participant must be employed at the end of the fiscal year (2007/2008) to receive the payment for that year.

Payout Modifier:	2007 Order Growth

The 2007 Financial Goal incentive payment may be increased or decreased up to 20% based on the company’s achievement of 2007 Order Growth. A minimum threshold of 50% of the Financial Goal achievement is necessary before the Payout Modifier will be applicable. Straight-line interpolation between achievement percentages in the following table will be applied to determine the actual payment amount.

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Achievement of 2007	Actual Payment % of
Order Growth	Target Incentive
[X] MM	-20%
[X] MM	0%
[X] MM	20%

After the Financial Goal incentive has been adjusted by the Payout Modifier, the 2007 Long Term Cash Incentive amount will be summed to determine the 2007 EIP payment, and the 2008 Long Term Cash Incentive amount will be deferred until the end of fiscal 2008.
Example:

The Participant earns an annual base salary equal to $180,000 and has a target incentive opportunity equal 30% (or $54,000). If the company achieves 115% of the financial goal, the Participant will earn 122.5% of $54,000 or $66,150.
If PLATO achieves 2007 Order growth of 130%, then a Payout Modifier of 20% will be used to adjust the Financial Goal Incentive. The Financial Goal of $66,150 is multiplied by 20% and summed. This would result in a Modified Incentive of $79,380 ($66,150 + $13,230). The 2007 Long Term Cash Incentive of $70,000 is added to the Modified Incentive amount to determine the 2007 EIP payment of $149,380 ($79,380 + $70,000). The 2008 Long Term Cash Incentive of $70,000 will be deferred until the end of fiscal 2008. However, the total 2007 EIP Achievement would be $219,380 ($149,380 + $70,000) including the portion deferred until 2008.
Example Details:

Annual Base Salary:		$180,000
Target Incentive Percent:		x 30%

Targeted Incentive Opportunity:		$54,000

Financial Goal achieved @ 115%		122.5%
Financial Goal Incentive:		$66,150

Payout Modifier:		x 20%

		$13,230

Modified Incentive:		$79,380

Long Term Cash Incentive — 2007:		$70,000

Modified Incentive:		$79,380
Plus Long Term Cash Incentive — 2007:	+	$70,000

2007 EIP Payment:		$149,380

Deferred Long Term Cash Incentive — 2008:		$70,000

2007 EIP Achievement:		$219,380

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General Provisions:

The obligations of the Company, as set forth in this document shall be subject to modification in such manner and to such extent as the CEO and the Board of Directors deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation
The Plan shall be cancelled in the event of termination of employment with the company. To remain eligible for a cash payment amount from the Plan, a Participant must be continuously employed by the Company from date of hire or November 1, 2006, whichever is later, through the end date of the Plan (October 31, 2007), except for the following circumstances:
     (1) Death or Disability. If a Participant dies or becomes disabled before October 31, 2007, his/her cash payment amount will be prorated to include only the time period for which the Participant was an active PLATO employee. For the purposes of this Plan “Disability” means that as a result of physical or mental incapacity the Participant is unable for a period of 120 consecutive days during any consecutive 180-day period to perform his duties hereunder on a full-time basis. In the case of death, the payment amount will be given to the Participant’s estate according to current law and established guidelines and practices.
     (2) Paid or Unpaid Leave of Absence. If a Participant is on a paid or unpaid leave of absence anytime between November 1, 2006 and October 31, 2007 his/her cash payment amount will be prorated to exclude the time he/she was on such leave.
     (3) Involuntary Termination without Cause. In the event a Participant’s employment with the Company is terminated after November 1, 2006 and before the Plan end date (October 31, 2007) his/her cash payment amount will be prorated to include only the time period for which the Participant was an active PLATO employee.
     (4) Involuntary Termination with Cause. In the event a Participant’s employment with the Company is terminated after November 1, 2006 and before the Plan end date (October 31, 2007) the Participant will not be eligible for any payment under the terms of this plan.
     (5) Participation for New Hire or Promotion. The Compensation Committee of the Board of Directors may decide, in its sole discretion, those individuals who are hired or promoted within the first six months of a performance period, will be eligible for a prorated award within the confines of the Plan.
     (6) Change in Control. If at any time during fiscal year 2007 there is a Change in Control event and the new company does not continue the Plan, the incentive payment will be pro-rated through the effective date of the Change in Control.
     (7) Plan Administration. The plan will be administered by Plato Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.

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